Exhibit 99.7

CONSENT LETTER FOR LOCK-UP

From,

Redrock Holding Investments Limited

c/o Warburg Pincus Asia LLC

450 Lexington Avenue, New York

NY 10017, USA

Date: July 12, 2021

To:

Uxin Limited

1-3/F, No. 12 Beitucheng East Road

Chaoyang District, Beijing 100029

The People's Republic of China

Subject: Consent Letter for Lock-up

The undersigned holds 37,399,103 American Depositary Shares of Uxin Limited (the “Company”), an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands listed on the NASDAQ Global Select Market, and holds or will hold 11,650,485 Class A Ordinary Shares of the Company upon conversion of certain outstanding principal amount of the 2019 Note held by it on or about the date hereof (or 3,883,495 American Depositary Shares converted from such conversion shares). The undersigned acknowledges that the Company, Astral Success Limited and Abundant Grace Investment Limited (the “Investors”, and each an “Investor”) have entered into a share subscription agreement on June 14, 2021 (the “Share Subscription Agreement”), pursuant to which, each Investor agrees to purchase from the Company certain senior preferred convertible shares of the Company and certain warrant. The undersigned further acknowledges that the execution and delivery of this letter (this “Consent Letter”) is a closing delivery under the Share Subscription Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Share Subscription Agreement. For the benefit of the Company and the Investors, the undersigned hereby agrees as follows:

1.   Lock-Up Provisions.

(a)  The undersigned and its affiliates (which means any other person and/or entity directly or indirectly controlling or controlled by or under direct or indirect common control with the undersigned), during the period commencing from the First Closing Date until nine (9) months from the First Closing Date (the “Lock-Up Period”), shall not: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities (as defined below) owned or to be owned by the undersigned on the First Closing Date (including Class A Ordinary Shares issued to the undersigned upon conversion of certain outstanding principal amount of the 2019 Note held by it) (the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to (i) transactions relating to the Equity Securities of the Company acquired in open market transactions after the First Closing Date, (ii) transfers of the Restricted Securities as a bona fide gift or through will, testamentary document or intestacy, or by operation of law, such as in connection with a divorce settlement, (iii) distributions of the Restricted Securities to affiliates, subsidiaries, members, limited partners or stockholders of the undersigned or any investment fund or other entity controlling, controlled by, managing, or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), provided that in the case of any transfer or distribution pursuant to clause (ii) or (iii), each donee or distributee shall sign and deliver to the Company a lock-up consent letter substantially in the form of this Consent Letter, (iv) to a nominee or custodian of the undersigned or of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii), (v) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1 Plan”) for the transfer of the Restricted Securities, provided that such Rule 10b5-1 Plan does not provide for the transfer of the Restricted Securities during the Lock-up Period, (vi) transfer of the Restricted Securities to any trust for the direct or indirect benefit of the undersigned, or any entity 100% beneficially owned and controlled by the undersigned, provided that (x) the trustee of the trust of the transferred agrees to be bound in writing by the restrictions set forth herein, and (y) any such transfer shall not involve a disposition for value, (vii) any security interest or encumbrance over any Equity Securities in connection with a bona fide debt financing made to the undersigned by banks or other financial institutions, provided that no enforcement of, or foreclosure with respect to such Equity Securities shall take place during the Lock-up Period, (viii) the sale of Restricted Securities to the Company by the undersigned, and (ix) transfers of Equity Securities pursuant to a bona fide third-party tender offer made to all holders of the Company’s capital stock or other transaction, including, without limitation, any merger, consolidation or other similar transaction involving a change of control of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of the undersigned’s Equity Securities in connection with any such transaction, or vote any of the undersigned’s Equity Securities in favor of any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Equity Securities shall remain subject to the provisions of this Consent Letter.

(b)  The undersigned acknowledges that if any Prohibited Transfer is made or attempted contrary to the provisions of this Consent Letter, such purported Prohibited Transfer shall be null and void ab initio, and the Company will refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. The undersigned further acknowledges that in order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of the undersigned (and permitted transferees and assigns thereof) until the end of the Lock-Up Period. The undersigned hereby also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Restricted Securities unless such transfer is in compliance with the foregoing restrictions.

(c)  For purpose of this Consent Letter, “Equity Security” shall mean any and all shares of capital stock, membership interests, units, depositary shares, profits interests, ownership interests, equity interests, registered capital, and other equity securities or ownership interests of the Company, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

2.   Binding Obligation; Termination. This Consent Letter has been duly authorized by the undersigned and constitutes valid and binding obligations of the undersigned. This Consent Letter shall be in effect until the earlier of (i) the undersigned (and permitted transferees and assigns thereof) ceases to hold any Restricted Securities of the Company without breach of this Consent Letter, (ii) the Share Subscription Agreement is terminated in accordance with its terms; (iii) any Investor has materially breached section 1 of the Lock-Up Letter signed by it; (iv) any Investor has materially breached section 2.01(ii) of the Voting Agreement and such breach has resulted in the Director nominated by the Major Noteholders (if any) not being appointed pursuant to section 2.01(i)(c) of the Voting Agreement; (v) the Company has materially breached the provisions of the Supplementary Agreement or the terms and conditions under the 2019 Note (as supplemented or amended from time to time); and (vi) any Investor’s Lock-Up Letter is terminated for whatever reason (other than material breach by any Major Noteholder of section 1 of the Lock-Up Letter signed by it which shall be in the form substantially same as this Consent Letter).

3.   Third-Party Beneficiaries. Notwithstanding anything to the contrary in this Consent Letter or in Applicable Laws, upon the First Closing, each Investor shall become an intended third-party beneficiary of this Consent Letter, and may enforce this Consent Letter as a third-party beneficiary as if it is a named party herein.

4.   Consent Letter Prevail. In the event of any conflict or inconsistency between any of the terms of this Consent Letter and other agreements among the Company and the undersigned, the terms of this Consent Letter shall prevail, and the undersigned agrees to take all actions necessary, as promptly as practicable after the discovery of such inconsistency, to adopt amendments and restatements to the other agreements to give effect to the provisions of this Consent Letter.

5.   Severability. In the event that any provision of this Consent Letter, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Consent Letter will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the undersigned. The undersigned further agrees to replace such void or unenforceable provision of this Consent Letter with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.   Governing Law. This Consent Letter shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

7.   Dispute Resolution. The undersigned and the Company irrevocably (i) agree that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Consent Letter, shall be settled by arbitration to be held in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration, (ii) waive, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submit to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed by the said parties, failing which such arbitrator shall be appointed by HKIAC. The arbitration shall be conducted in English. The undersigned acknowledges and agrees that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance and lost profits. The decision of the arbitration tribunal shall be final, conclusive and binding on the undersigned and other parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Consent Letter. The undersigned understands and agrees that this provision regarding arbitration shall not prevent the undersigned or any other person from pursuing preliminary, equitable or injunctive relief in a judicial forum pending arbitration in order to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision. If any action at law or in equity is necessary to enforce or interpret the terms of this Consent Letter, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.   Assignment. The undersigned agrees not to assign either this Consent Letter or any of its rights, interests, or obligations hereunder to any person other than transferees permitted under Section 1(a) above without the prior written approval of the Company and the third-party beneficiaries.

9.   Amendment/Waiver. The undersigned agrees that this Consent Letter shall not be amended without the prior written consent of the Company and the third-party beneficiaries. The Company agrees that in the event any comparable lock-up agreement with any other investor in the Company is amended, or a provision of any such agreement is waived, in each case in a manner that is favorable to such other investor, then the terms of this Consent Letter shall be deemed automatically amended or waived such that the undersigned shall have the benefit of the terms of such amendment or waiver.

10. Further Assurances. From time to time, at any of the Company or any of the third-party beneficiaries’ request and without further consideration, the undersigned agrees to execute and deliver such additional documents and take all such further actions as may be reasonably necessary to give further effect of the matters contemplated by this Consent Letter.

11. Notices. All notices and other communications between the undersigned on the one hand and the Company on the other hand, shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) to the address provided by relevant parties.

12. Electronic Signatures. The parties irrevocably and unreservedly agree that this Consent Letter may be executed by way of electronic signatures and the parties agree that this Consent Letter, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Very truly yours,

Redrock Holding Investments Limited

By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Director

[Signature Page to Lock-Up Consent Letter]

Agreed and Accepted by:

Uxin Limited

By:	/s/ Dai Kun
Name: Dai Kun
Title: CEO

[Signature Page to Lock-Up Consent Letter]